SHAREHOLDERS AGREEMENT

by and among

Media General, Inc.

and

Berkshire Hathaway Inc.

and

D. Tennant Bryan Media Trust

and

the Individual Shareholder Identified on the Signature Pages Hereto

Dated as of May 24, 2012

TABLE OF CONTENTS

Page

ARTICLE I. EFFECTIVENESS; DEFINITIONS	3
1.1 Effective Time	3
1.2 Definitions	3

ARTICLE II. VOTING AGREEMENT	3
2.1 Nomination and Election of Investor Nominee	3
2.2 Investor Notice of Investor Nominee	3
2.3 Nomination Following the Date Hereof	4
2.4 Compliance with Organizational Documents and NYSE Rules	4
2.5 Board Observer	4
2.6 Director’s Duties	4

ARTICLE III. TRANSFER RESTRICTIONS	4
3.1 Transfers Allowed	4
3.2 Certain Transferees to Become Parties	5
3.3 Notice of Transfer	5
3.4 Certificate Legending	5

ARTICLE IV. REMEDIES	5

ARTICLE V. AMENDMENT, TERMINATION, ETC.	6
5.1 Termination	6
5.2 Oral Modifications	6
5.3 Written Modifications	6
5.4 Effect of Termination	6

ARTICLE VI. DEFINITIONS	6
6.1 Certain Matters of Construction	6
6.2 Definitions	6

ARTICLE VII. MISCELLANEOUS	9
7.1 Authority: Effect	9
7.2 Notices	9
7.3 Binding Effect, Etc	11
7.4 Descriptive Heading	12
7.5 Counterparts	12
7.6 Severability	12
7.7 No Recourse	12
7.8 Confidentiality	12

ARTICLE VIII. GOVERNING LAW	13
8.1 Governing Law	13
8.2 Consent to Jurisdiction	13
8.3 WAIVER OF JURY TRIAL	14
8.4 Exercise of Rights and Remedies	14

SHAREHOLDERS AGREEMENT

This Shareholders Agreement (the “Agreement”) is made as of May 24, 2012 by and among:

(i)	Media General, Inc., a Virginia corporation (together with its successors and permitted assigns, the “Company”);

(ii)	Berkshire Hathaway Inc., a Delaware corporation (together with its successors and permitted assigns, the “Investor”);

(iii)
D. Tennant Bryan Media Trust dated May 28, 1987, as amended and restated as of April 21, 1994, between D. Tennant Bryan and J. Stewart Bryan, III, as initial trustees, a Virginia trust (the “Trust”); and

(iv)
the individual shareholder listed on the signature pages hereto (the “Individual Shareholder”; and together with the Trust and each of their respective successors and permitted assigns, the “Shareholder”).

RECITALS

WHEREAS, the Company and its subsidiaries are entering into certain refinancing and recapitalization transactions with Investor and certain of its Affiliates, including entering into the Credit Agreement for the purposes of repaying certain of the Company’s existing indebtedness;

WHEREAS, in connection with such refinancing and recapitalization transactions, the Company has agreed to issue to the Investor warrants to acquire shares of the Company’s Class A Common Stock equal to up to 19.9% of the Company’s aggregate issued and outstanding Common Stock pursuant to the Warrant Agreement; and

WHEREAS, in consideration for, and as an inducement to, Investor to enter into such refinancing and recapitalization transactions, the Company and the Shareholder have agreed to enter into this Agreement to provide for the nomination and election of a designee of Investor to the Board of the Company for so long as Investor or its Affiliates hold shares of the Company’s Common Stock, or the right to acquire shares of the Company’s Common Stock pursuant to the Warrant Agreement, equal to 9.9% or more of the Company’s then outstanding Common Stock.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

AGREEMENT

Therefore, the parties hereto hereby agree as follows:

ARTICLE I.
EFFECTIVENESS; DEFINITIONS

1.1        Effective Time.  This Agreement shall become effective upon the effectiveness of the Credit Agreement and the Warrant Agreement.

1.2        Definitions.  Certain terms are used in this Agreement as specifically defined herein.  These definitions are set forth or referred to in Article VI hereof.

ARTICLE II.
VOTING AGREEMENT

2.1        Nomination and Election of Investor Nominee.

2.1.1 Shareholder Agreement to Nominate and Elect Investor Nominee.  Subject to Section 5.1 hereof, Shareholder hereby agrees that, prior to the occurrence of a Minimum Shareholder Holding Event, it shall exercise such rights as are available to it as a majority shareholder of the Class B Common Stock to nominate the Investor Nominee for election to the Board as a Class B Director at each annual shareholder meeting for the general election of directors and to vote in favor of such election, commencing with the first annual shareholder meeting for the general election of directors following the date hereof.

2.1.2 Company Agreement to Nominate Investor Nominee.  Subject to Section 5.1 hereof, the Company hereby agrees that upon the occurrence of a Shareholder Director Default or a Minimum Shareholder Holding Event, it shall (i) cause the Investor Nominee to be nominated for election to the Board as a Class A Director as part of the Company’s slate of nominees at each annual shareholder meeting for the general election of directors and (ii) use commercially reasonable efforts to cause the Investor Nominee to be elected to the Board as a Class A Director, in each case commencing with the first annual shareholder meeting for the general election of directors following the occurrence of the Shareholder Director Default or the Minimum Shareholder Holding Event.

2.2        Investor Notice of Investor Nominee.  Investor agrees that each year it shall give the Shareholder (prior to the occurrence of a Shareholder Default or a Minimum Shareholder Holding Event) and the Company reasonable prior notice of its choice of Investor Nominee for such year, which in any event shall be no less than 120 days before the Company’s next scheduled annual meeting for the general election of directors, to enable the Shareholder (prior to the occurrence of a Shareholder Default or a Minimum Shareholder Holding Event) and the Company to determine whether such Investor Nominee meets the Director Requirements and to provide sufficient time for the Company to prepare proxy materials.  The Investor shall provide and shall cause the Investor Nominee to provide such information as the Shareholder (prior to the occurrence of a Shareholder Default or a Minimum Shareholder Holding Event) and the Company shall reasonably request in order to make a determination that the Investor Nominee meets the Director Requirements and to prepare the proxy materials.

2.3        Nomination Following the Date Hereof.  The Investor may, at its option, after the date hereof and prior to the general election of directors immediately following the date hereof, give notice to the Shareholder (prior to the occurrence of a Minimum Shareholder Holding Event) and the Company of its election to seek the appointment of an interim Class B Director to the Board.  As soon as practicable following the receipt of such notice and delivery of information meeting the requirements of Section 2.2 by the Investor to the Company and a determination by the Company that such interim nominee meets the Director Requirements, the Company shall cause the appointment to the Board of such interim nominee to the extent permitted by and in compliance with the Articles of Incorporation and By-laws of the Company.

2.4        Compliance with Organizational Documents and NYSE Rules.  All actions taken under this Article II shall be taken in compliance with (a) the Company’s Articles of Incorporation and By-laws, including without limitation the restrictions on the size and composition of the Board and the distribution of matters that holders of Class A Common Stock and Class B Common Stock, respectively, are permitted to vote on and (b) the applicable rules of the New York Stock Exchange, including any applicable requirements related to director independence.

2.5        Board Observer.  In any year, if for any reason, the Investor Nominee fails to be elected to the Board, Investor shall be entitled to designate a non-voting observer to attend all meetings of the Board.  The observer shall have no voice or vote at meetings he or she attends and shall not be counted for purposes of determining quorum or for any other purpose.  The Company shall, upon receipt of written notice of Investor’s election to designate a non-voting observer to the Board and identifying such observer nominee, cause such observer-nominee to be appointed, provided that the Company shall be entitled to receive such information regarding the non-voting observer nominee as it may reasonably request and provided further that such non-voting observer nominee shall enter into a confidentiality agreement containing provisions comparable to Section 7.8 hereof.

2.6        Director’s Duties.  Notwithstanding anything to the contrary in this Agreement, no provision hereof shall prevent, restrict, encumber or in any way limit the exercise of the fiduciary rights and obligations of any director (including a director that is an Investor Nominee) as a director (but not as a shareholder), or his or her ability to vote on matters, influence management or the other directors or otherwise to discharge his or her fiduciary or other duties as a director.

ARTICLE III.
TRANSFER RESTRICTIONS

3.1        Transfers Allowed.  Subject to Section 3.2, during the term of this Agreement and subject to any other applicable legal restrictions on transfer, Shareholder shall not Transfer any of its Shares of Class B Common Stock to any other Person except as follows:

3.1.1 Permitted Transferees.  Shareholder may Transfer any or all of its Shares of Class B Common Stock to its Permitted Transferees, so long as such Permitted Transferees agree to be bound by the terms of this Agreement (if not already bound hereby).

3.1.2 Bona Fide Charitable Contributions.  Shareholder may Transfer any or all of its Shares of Class B Common Stock to a Charitable Organization as a bona fide charitable contribution.  Any Shares of Class B Common Stock so Transferred shall conclusively be deemed thereafter not to be Shares of the Shareholder under this Agreement.

3.1.3 Arm’s-length Transfers.  Shareholder may Transfer any or all its Shares of Class B Common Stock for cash in any transaction at arm’s-length and on arm’s-length terms.  Any Shares of Class B Common Stock so Transferred shall conclusively be deemed thereafter not to be Shares of the Shareholder under this Agreement.

3.1.4 Conversion to Class A Common Stock.  Notwithstanding anything else contained herein, Shareholder may convert any or all its Shares of Class B Common Stock into Class A Common Stock pursuant to and as permitted by the Company’s Articles of Incorporation.

3.1.5 Transfers Upon the Death of the Individual Shareholder.  Notwithstanding anything else contained herein, Transfers by the Trust or the Individual Shareholder by way of succession upon the Individual Shareholder’s death shall be permitted hereunder.

3.2        Certain Transferees to Become Parties.  Any Permitted Transferee receiving Shares from Shareholder in a Transfer pursuant to Section 3.1.1 shall become a Shareholder party to this Agreement and be subject to the terms and conditions of, and be entitled to enforce, this Agreement to the same extent, and in the same capacity, as the Shareholder that Transfers such Shares to such Permitted Transferee.  Prior to the initial Transfer of any Shares to any Permitted Transferee pursuant to Section 3.1.1, Shareholder shall (a) cause such Permitted Transferee to deliver to the Company and Investor its written agreement, in form and substance reasonably satisfactory to the Company and Investor, to be bound by the terms and conditions of this Agreement to the extent described in the preceding sentence and (b) remain directly liable for the performance by such Permitted Transferee of all obligations of such Permitted Transferee under this Agreement.  Notwithstanding anything else contained herein, no transferee receiving Shares in a Transfer permitted by Section 3.1.5 shall be required to become a party to this Agreement.

3.3        Notice of Transfer.  To the extent Shareholder or Permitted Transferee shall Transfer any Shares pursuant to this Article III, such Shareholder or Permitted Transferee shall, within five business days following consummation of such Transfer, deliver notice thereof to the Company and Investor.

3.4        Certificate Legending.  The Company shall and the Shareholder shall allow the Company to affix a legend on any certificates representing the Shareholder’s Shares subject to the restrictions of this Article III such that any applicable requirements of Virginia corporate law are satisfied.

ARTICLE IV.
REMEDIES

The parties shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder.  The parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies which may be available, each of the parties hereto shall be entitled to specific performance of the obligations of the other parties hereto and, in addition, to such other equitable remedies (including preliminary or temporary relief) as may be appropriate in the circumstances.  Notwithstanding the right of Investor to nominate an Investor Nominee as a Class A Director pursuant to Section 2.1.2, in the event of a Shareholder Director Default, such Shareholder Director Default shall be a breach of this Agreement.

ARTICLE V.
AMENDMENT, TERMINATION, ETC.

5.1        Termination.  Notwithstanding anything else contained herein to the contrary, this Agreement shall automatically terminate upon the earliest of (i) the occurrence of a Minimum Investor Holding Event and (ii) the written consent of all parties hereto.

5.2        Oral Modifications.  This Agreement may not be orally amended, modified, extended or terminated, nor shall any oral waiver of any of its terms be effective.

5.3        Written Modifications.  This Agreement may be amended, modified or extended, and the provisions hereof may be waived, only by an agreement in writing signed by each party hereto.

5.4        Effect of Termination.  No termination under this Agreement shall relieve any Person of liability for breach prior to termination.

ARTICLE VI.
DEFINITIONS

For purposes of this Agreement:

6.1        Certain Matters of Construction.  In addition to the definitions referred to or set forth below in this Article VI:

(a)       The words “hereof”, “herein”, “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Article or provision of this Agreement, and reference to a particular Article of this Agreement shall include all subsections thereof;

(b)        The word “including” shall mean including, without limitation;

(c)        Definitions shall be equally applicable to both nouns and verbs and the singular and plural forms of the terms defined; and

(d)        The masculine, feminine and neuter genders shall each include the other.

6.2        Definitions.  The following terms shall have the following meanings:

“Affiliate” shall mean, with respect to any specified Person, (a) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise); provided, however, that neither the Company nor any of its subsidiaries shall be deemed an Affiliate of the Shareholder or the Investor (and vice versa), (b) if such specified Person is an investment fund, any other investment fund the primary investment advisor to which is the primary investment advisor to such specified Person or an Affiliate thereof and (c) if such specified Person is a natural Person, any Family Member of such natural Person.

“Affiliated Fund” shall mean, with respect to any specified Person, an investment fund that is an Affiliate of such Person or that is advised by the same investment adviser as such Person or by an Affiliate of such investment adviser or such person.

“Agreement” shall have the meaning set forth in the Preamble.

“Board” shall mean the board of directors of the Company.

“business day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

“Charitable Organization” shall mean a charitable organization as described by Section 501(c)(3) of the Internal Revenue Code of 1986, as in effect from time to time.

“Class A Common Stock” shall mean the Class A Common Stock of the Company.

“Class A Director” shall mean a director of the Board elected by the holders of the Company’s Class A Common Stock.

“Class B Common Stock” shall mean the Class B Common Stock of the Company.

“Class B Director” shall mean a director of the Board elected by the holders of the Company’s Class B Common Stock.

“Common Stock” shall mean the common stock of the Company, including the Class A Common Stock and the Class B Common Stock.

“Company” shall have the meaning set forth in the Preamble.

“Credit Agreement” means that certain Credit Agreement, dated as of the date hereof, among the Company, as borrower, BH Finance LLC, as Administrative Agent and the lenders from time to time party thereto.

“Director Requirements” shall mean collectively (A) any requirement on director qualifications, character, fitness, background, independence or other similar qualities imposed by: (i) the Company’s Articles of Incorporation and By-laws, (ii) any corporate governance guidelines adopted by the Company, (iii) any stock exchange rules applicable to the Company, and (iv) any requirements under applicable federal or state securities laws, and (B) that such director is “independent” as defined under any stock exchange rules or federal or state securities laws applicable to the Company.

“Family Member” shall mean, with respect to any natural Person, (a) any lineal descendant or ancestor or sibling (by birth or adoption) of such natural Person, (b) any spouse or former spouse of any of the foregoing, (c) any legal representative or estate of any of the foregoing, or the ultimate beneficiaries of the estate of any of the foregoing, if deceased, (d) any not-for-profit corporation or private charitable foundation, and (e) any trust or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing Persons described in clauses (a) through (d) above.

“Individual Shareholder” shall have the meaning set forth in the Preamble.

“Investor” shall have the meaning set forth in the Preamble.

“Investor Nominee” shall mean any natural person meeting the Director Requirements designated by Investor in accordance with Section 2.2 as being the Investor’s nominee for appointment to the Board.

“Minimum Shareholder Holding Event” shall mean the earliest of (i) the first day on which the Shareholder, along with any of its successors, permitted assigns and Permitted Transferees that have become party to or are otherwise bound by this Agreement, fails to hold the majority of the outstanding shares of the Company’s Class B Common Stock and (ii) the death of the Individual Shareholder.

“Minimum Investor Holding Event” shall mean the first day on which the Investor, along with one or more of its Affiliates, fails to hold shares of Common Stock or rights to acquire shares of Common Stock pursuant to the Warrant Agreement (after giving effect to any adjustments for dilution set forth in Section 8 thereof), equal to at least 9.9% of the Company’s then outstanding Common Stock.

“Permitted Transferee” shall mean, in respect of the Shareholder, (i) any Affiliate or Affiliated Fund of the Shareholder, (ii) other than as provided for in Section 3.1.5 and Section 3.2, upon the death of such Shareholder, such Shareholder’s estate, executors, administrators, personal representatives, heirs, legatees or distributees in each case acquiring the Shares in question pursuant to the will or other instrument taking effect at death of such holder or by applicable laws of descent an distribution and (iii) any Person acquiring such Shares pursuant to a qualified domestic relations order only to the extent such transferee agrees to be bound by the terms of this Agreement in accordance with Section 3.2 (it being understood that any Transfer not meeting the foregoing conditions but purporting to rely on Section 3.1.1 shall be null and void).  In addition, any Shareholder shall be a Permitted Transferee of the Permitted Transferees of itself.  Further, all Transfers between the Trust and the Individual Shareholder during the lifetime of the Individual Shareholder shall be Transfers to Permitted Transferees.

“Person” shall mean any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Shares” shall mean all shares of Common Stock held by a Shareholder.

“Shareholder” shall have the meaning set forth in the Preamble.

“Shareholder Director Default” shall mean prior to a Minimum Shareholder Holding Event, the failure by the Shareholder to comply with its obligations under Section 2.1.1 to nominate and elect the Investor Nominee to the Board.

“Transfer” shall mean any sale, gift, pledge, assignment, encumbrance or other transfer or disposition of any Shares to any other Person, whether directly, indirectly, voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise.  For the avoidance of doubt, it shall constitute a “Transfer” subject to the restrictions on Transfer contained or referenced in Article III if (a) a transferee is not an individual, a trust or an estate, and the transferor or an Affiliate thereof ceases to control such transferee (in which case, to the extent such transferee then holds assets in addition to Shares, the determination of the purchase price deemed to have been paid for the Shares held by such transferee in such deemed Transfer for purposes of the provisions of Article III (including whether a Transfer was made at arm’s-length) shall be made by the Board in good faith) or (b) with respect to a holder of Shares which was formed for the purpose of holding Shares, there is a Transfer of the equity interests of such holder other than to a Permitted Transferee of such holder or of the party transferring the equity of such holder.

“Trust” shall have the meaning set forth in the Preamble.

“Warrant Agreement” shall mean that certain Warrant Agreement, dated as of May [•], 2012, by and between the Company and Investor, pursuant to which the Company agreed to issue to Investor warrants to purchase shares (subject to certain customary adjustments for dilution) of the Company’s Class A Common Stock equal to up to 19.9% of the Company’s aggregate issued and outstanding Common Stock.

ARTICLE VII.
MISCELLANEOUS

7.1        Authority: Effect.  Each party hereto represents and warrants to and agrees with each other party that (a) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such party (to the extent such party is not a natural person) and do not violate any agreement or other instrument applicable to such party or by which its assets are bound and (b) this Agreement constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except to the extent that the enforcement of the rights and remedies created hereby is subject to (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors generally and (ii) general principles of equity.  This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the parties hereto, or to constitute any of such parties members of a joint venture or other association.

7.2        Notices.  Any notices and other communications required or permitted in this Agreement shall be effective if in writing and (a) delivered personally, (b) sent by facsimile or e-mail (if provided and the recipient acknowledges receipt thereof by reply e-mail or otherwise), or (c) sent by overnight courier, in each case, addressed as follows:

If to the Company:

Media General, Inc.
333 East Franklin Street
Richmond, Virginia 23219

Fax:	(804) 819-5563
Attention:	Chief Financial Officer
General Counsel
Email:	jwoodward@mediageneral.com
acarington@mediageneral.com

with copies to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
Fax:	(212) 848-7179
Attention:	Stephen Giove, Esq.
Douglas Bartner, Esq.
E-mail:	sgiove@shearman.com
dbartner@shearman.com

If to Investor:

Berkshire Hathaway Inc.
3555 Farnam Street
Omaha, NE  68131
Fax:	(402) 346-3375
Attention:	Marc D. Hamburg

with copies to:

Munger, Tolles & Olsen LLP
355 South Grand Avenue
35th Floor
Los Angeles, CA 90071-1560
Fax:	(213) 687-3702
Attention:	Mary Ann Todd, Esq.
Email:	maryann.todd@mto.com

If to the Trust:

D. Tennant Bryan Media Trust dated May 28, 1987, as amended and restated as of April 21, 1994 between D. Tennant Bryan and J. Stewart Bryan, III, as initial trustees
c/o  J. Stewart Bryan III
Media General, Inc.
333 East Franklin Street
Richmond, Virginia 23219
Email:	sbryan@mediageneral.com

with copies to:

McGuireWoods LLP
One James Center
901 East Cary Street
Richmond, Virginia  23219
Fax:	(804) 698-2012
Attention:	Dennis I. Belcher, Esq.
Email:	dbelcher@mcguirewoods.com

If to the Individual Shareholder:

J. Stewart Bryan III
c/o  Media General, Inc.
333 East Franklin Street
Richmond, Virginia 23219
Email:	sbryan@mediageneral.com

with copies to:

McGuireWoods LLP
One James Center
901 East Cary Street
Richmond, Virginia  23219
Fax:	(804) 698-2012
Attention:	Dennis I. Belcher, Esq.
Email:	dbelcher@mcguirewoods.com

Notice to the holder of record of any shares shall be deemed to be notice to the holder of such shares for all purposes hereof.

Unless otherwise specified herein, such notices or other communications shall be deemed effective (x) on the date received, if personally delivered, (y) on the date received if delivered by facsimile or e-mail (subject to the recipient confirming receipt thereof in the case of e-mail) on a business day, or if not delivered on a business day, on the first business day thereafter and (z) two business days after being sent by overnight courier.  Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

7.3        Binding Effect, Etc.  Except for restrictions on the Transfer of shares set forth in other written agreements, plans or documents and except for other written agreements dated on or about the date of this Agreement, this Agreement constitutes the entire agreement of the parties with respect to its subject matter, supersedes all prior or contemporaneous oral or written agreements or discussions with respect to such subject matter, and shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and permitted assigns.  Except as otherwise expressly provided herein, no party hereto may assign any of its respective rights or delegate any of its respective obligations under this Agreement without the prior written consent of the other parties hereto, and any attempted assignment or delegation in violation of the foregoing shall be null and void.

7.4        Descriptive Heading.  The descriptive headings of this Agreement are for convenience of reference only, are not to be considered a part hereof and shall not be construed to define or limit any of the terms or provisions hereof.

7.5        Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument.  A facsimile of PDF email signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.

7.6        Severability.  In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.  The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

7.7        No Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the parties hereto may be corporations, partnerships, limited liability companies or trusts, each party to this Agreement covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner, member, manager or trustee of any party or of any partner, member, manager, trustee or Affiliate thereof, solely in their capacity as such (it being understood that liability as an assignee in connection with a permitted assignment that becomes party to this Agreement may exist), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law.

7.8        Confidentiality.  Investor agrees that it will keep confidential and will not disclose, divulge or use for any purpose, other than in connection with its investment in the Company and its subsidiaries, any confidential information obtained from the Company, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 7.8 by Investor or its Affiliates), (b) is or has been independently developed or conceived by Investor without use of the Company’s confidential information or (c) is or has been made known or disclosed to Investor by a third party (other than an Affiliate of Investor) without a breach of any obligation of confidentiality such third party may have to the Company that is known to Investor; provided, however, that Investor may disclose confidential information (v) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (w) to any prospective purchaser of any securities of the Company from Investor as long as such prospective purchaser agrees to be bound by the provisions of this Section 7.8 as if Investor, (x) to any Affiliate, partner, member or related investment fund of Investor and their respective directors, employees and consultants, in each case in the ordinary course of business, as may be reasonably determined by Investor to be necessary in connection with Investor’s enforcement of its rights in connection with this Agreement or its investment in the Company and its subsidiaries or (z) as may otherwise be required by law or legal, judicial or regulatory process, provided that Investor takes reasonable steps (at the cost and expense of the Company) to minimize the extent of any required disclosure described in this clause (z); and provided, further, however, that the acts and omissions of any Person to whom Investor may disclose confidential information pursuant to clauses (v) through (x) of the preceding proviso shall be attributable to Investor for purposes of determining Investor’s compliance with this Section 7.8.

Each of the parties hereto acknowledge that Investor or any of its Affiliates and related investment funds may review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company, and may trade in the securities of such enterprises.  Nothing in this Section 7.8 shall preclude or in any way restrict the Investor or its Affiliates or related investment funds from (i) investing or participating in any particular enterprise, or trading in the securities thereof, whether or not such enterprise has products or services that compete with those of the Company or (ii) acquiring or Transferring shares of the Company’s Common Stock or the rights to acquire shares of the Company’s Common Stock pursuant to the Warrant Agreement so long as Investor complies with the confidentiality restrictions of this section, the Company’s insider trading policy and applicable law.

ARTICLE VIII.
GOVERNING LAW

8.1        Governing Law.  This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the Commonwealth of Virginia without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

8.2        Consent to Jurisdiction.  Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the Commonwealth of Virginia for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (c) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise.  Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this agreement, the court in which such litigation is being heard shall be deemed to be included in clause above.  Notwithstanding the foregoing, any party to this Agreement may commence and maintain an action to enforce a judgment of any of the above-named courts in any court of competent jurisdiction.  Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by Virginia law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 7.2 hereof is reasonably calculated to give actual notice.

8.3        WAIVER OF JURY TRIAL.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING.  EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 8.3 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.  ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 8.3 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

8.4        Exercise of Rights and Remedies.  No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

THE COMPANY:	MEDIA GENERAL, INC.

	By:	/s/ James F. Woodward
	Name:	James F. Woodward
	Title:	Vice President, Finance and Chief Financial Officer

THE INVESTOR:	BERKSHIRE HATHAWAY INC.

	By:	/s/ Marc D. Hamburg
	Name:	Marc D. Hamburg
	Title:	Senior Vice President and Chief Financial Officer

THE TRUST:	D. TENNANT BRYAN MEDIA TRUST

	By:	/s/ J. Stewart Bryan III
	Name:	J. Stewart Bryan III, as Trustee

THE INDIVIDUAL SHAREHOLDER:	J. Stewart Bryan III, in his individual capacity

/s/ J. Stewart Bryan III
J. Stewart Bryan III